UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2017

NEW JERSEY RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	001-08359	22-2376465
(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

1415 Wyckoff Road
Wall, New Jersey	07719
(Address of principal executive offices)	(Zip Code)

(732) 938-1480
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01 Entry into a Material Definitive Agreement.

On August 18, 2017, New Jersey Resources Corporation (“NJR” or the “Company”), as borrower, and certain of NJR’s unregulated subsidiaries, as guarantors (the “Guarantors”), entered into a $100,000,000 Credit Agreement, dated as of August 18, 2017 (the “Term Loan”) with the lenders party thereto and U.S. Bank National Association, as administrative agent (“U.S. Bank”). The $100,000,000 term loan made to NJR under the Term Loan is repayable in a single installment on August 16, 2019. The Term Loan may be prepaid at any time without premium or penalty other than normal LIBOR break funding costs. Proceeds of the Term Loan will be used for general corporate purposes and working capital.

The Term Loan bears interest at a floating rate of interest equal to, at NJR’s option (i) U.S. Bank’s Base Rate (as defined in the Term Loan) plus an applicable margin of 0.00%; or (ii) a rate per annum equal to the LIBOR Rate (as defined in the Term Loan) plus an applicable margin of 0.70%.

The Term Loan contains representations, warranties, covenants, conditions and defaults customary for transactions of this type and/or NJR’s existing revolving credit facility, including but not limited to: (a) a maximum leverage ratio (consolidated total indebtedness to consolidated total capitalization as defined in the Term Loan), of not more than 0.65 to 1.00 at any time; (b) limitations on liens and incurrence of debt, investments, mergers and asset dispositions, and the use of the proceeds of the Term Loan; (c) requirements to preserve corporate existence, and comply with laws; and (d) default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the Term Loan could result in all loans and other obligations of NJR becoming immediately due and payable and the Term Loan being terminated.

A copy of the Term Loan is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01. The foregoing summary of the Term Loan is qualified in its entirety by reference to the text of the Term Loan filed herewith.

NJR and its affiliates regularly engage U.S. Bank to provide other banking services. All of these engagements are negotiated at arm’s length.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2017, Mariellen Dugan resigned from her position as Senior Vice President and Chief Operating Officer of New Jersey Natural Gas Company, a wholly-owned subsidiary of NJR. In connection with her resignation, the Company and Ms. Dugan entered into a Separation Agreement (the “Separation Agreement”) on August 18, 2017.

Under the terms of the Separation Agreement, Ms. Dugan will receive the following severance payments and benefits: (i) a lump-sum payment of an amount equal to her annual base salary of $370,000; (ii) a lump-sum payment of $232,656, which is equal to the annual incentive award that would be payable under the Company’s Officer Annual Incentive Plan for the fiscal year ending September 30, 2017, based upon the Company’s performance in fiscal year 2017 to date; and (iii) a lump-sum payment in an amount equal to the estimated premium cost of COBRA coverage for three months. In addition, with respect to the 10,236 shares of unvested restricted stock granted to Ms. Dugan on November 11, 2014, the Company will waive the applicable forfeiture provision with respect to her separation from the Company.

Under the Separation Agreement, Ms. Dugan agreed to a general release of claims against the Company. In addition, the Separation Agreement provides for customary non-solicitation and non-disparagement covenants.

NJR’s Board of Directors approved the compensation payable to Ms. Dugan under the Separation Agreement.

The above summary of the terms of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Separation Agreement, which will be attached as an exhibit to the Company’s Annual Report on Form 10-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit
10.1	Credit Agreement, dated August 18, 2017, by and among New Jersey Resources Corporation, each of the guarantors thereto, the lenders party thereto and U.S. Bank National Association, as administrative agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW JERSEY RESOURCES
CORPORATION

Date: August 18, 2017	By:	/s/ Patrick J. Migliaccio
Patrick J. Migliaccio
Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	Credit Agreement, dated August 18, 2017, by and among New Jersey Resources Corporation, each of the guarantors thereto, the lenders party thereto and U.S. Bank National Association, as administrative agent